Exhibit 5

Donna M. Levy                                     250 W. Pratt Street
Counsel                                           23rd Floor
                                                  Baltimore, Maryland 21201-2437
                                                  410-783-3076
                                                  410-783-3079 Fax

[CEG LOGO]


May 5, 2000



Constellation Energy Group, Inc.
c/o David A. Brune
250 W. Pratt Street, 20th Floor
Baltimore, Maryland 21201-2437

Gentlemen:

         This opinion is provided in connection with the registration statement (the "Registration Statement") being filed by Constellation Energy Group, ("Constellation Energy") with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, regarding the proposed issuance of up to $500,000,000 principal amount of Medium Term Notes, Series B (the "Notes").

         I am an attorney in the Corporate Unit of Constellation Energy. Constellation Energy is a Maryland corporation. In connection with this opinion I, together with other attorneys assisting me, have considered, among other things: (1) the amended and restated articles of incorporation of Constellation Energy as further amended by Articles Supplementary dated July 19, 1999 and Certificate of Correction dated September 13, 1999 (the "Charter"); (2) the by-laws of Constellation Energy (the "By-Laws"); (3) the Indenture dated as of March 24, 1999 from Constellation Energy to The Bank of New York under which the Notes will be issued; (4) the corporate proceedings for the approval and issuance of the Notes; (5) the Registration Statement; (6) the agency agreement (including the standard purchase provisions) filed as an exhibit to the Registration Statement (the "Purchase Agreement"); (7) the provisions of the Public Utility Holding Company Act of 1935 (the "1935 Act"); and (8) such other documents, transactions, and matters of law as we deemed necessary in order to render this opinion.

         This opinion is subject to: (1) the Registration Statement becoming effective under the Securities Act of 1933; (2) the proper execution, authentication, and delivery of the Notes upon receipt of the purchase price pursuant to the Purchase Agreement; and (3) the qualification of the Indenture under the Trust Indenture Act of 1939.

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May 5, 2000s
Page 2

         It is my opinion that when there has been compliance with the Securities Act of 1933 and the applicable state securities laws, the Notes, when issued and delivered pursuant to the Purchase Agreement, will constitute legally issued and binding obligations of Constellation Energy.

         The opinion expressed herein concerns only the effect of the law (excluding the principles of conflicts of law) of the State of Maryland and the United States of America as currently in effect.

         This opinion is provided solely for your benefit and may not be relied upon by, or quoted to, any other person or entity, in whole or in part, without my prior written consent.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. I am the attorney referred to in the Registration Statement and I consent to the references to me in the Registration Statement (and any amendments thereto) or the prospectus constituting a part of the Registration Statement (and any amendments or supplements thereto). In so doing, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the SEC promulgated thereunder.

                                                              Very truly yours,

                                                              /s/ Donna Levy